Exhibit 99.1

Sono-Tek Announces Record Quarterly and Annual Sales

(March 3, 2010 - Milton, NY) Sono-Tek Corporation (OTC BB: SOTK) today announced sales of  $2,113,000 for the fourth quarter which ended February 28, 2010, compared to sales of $1,601,000 for the prior year period, an increase of $512,000 or 32%.  This quarters’ sales level is the largest quarterly result in the Company’s history, which follows the third quarter’s record results of $1,980,000.

Dr. Christopher L. Coccio, Sono-Tek’s Chairman and CEO, commented that “We have seen a steadily increasing quarterly sales level this year, with the fourth quarter sales finishing 44% higher than the first quarter. This will result in an expected record annual sales level for Sono-Tek of $7,242,000. The sales growth this year will be approximately 13% over last year, which in turn was 12% above the preceding year. Needless to say, we are very pleased with these results, considering the very difficult economic times and environment that exists around us. We attribute this success to the diversification program that we completed last year, where we invested and spent to broaden our technical and market offerings. We are pleased to see substantial growth in clean energy markets such as fuel cell and solar energy coating equipment, strong results in glass and medical markets where we reported our largest single order earlier in the year, and the beginning of a recovery in our electronics market. Our food industry initiative is moving forward as well, and is expected to make real contributions this year, after reporting our first major order last year. Furthermore, these revenue levels are expected to allow us to show a profitable year in our upcoming SEC report, which will be issued in May 2010. In addition, our outlook for the first quarter is also positive with a strong sales backlog already in place for Fiscal Year 2011.”

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology.  Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions, the ability to enforce patents and the ability to achieve increased sales volume and continued profitability. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.